Exhibit 10.2

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into this 13th day of October, 2015 by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517 (the “Company”), and Prabhavathi Fernandes, Ph.D. (the “Executive”).

WITNESSETH:

WHEREAS, Executive and the Company previously entered into an Executive Employment Agreement (the “Employment Agreement”) as of August 9, 2013;

WHEREAS, Executive and the Company wish to amend the Employment Agreement to alter certain provisions regarding the consideration to be paid to Executive under certain circumstances following a termination of Executive’s employment with the Company; and

WHEREAS, in light of the foregoing, Executive and the Company desire to mutually and voluntarily amend the Employment Agreement, effective as of the date set forth above (the “Effective Date”), pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. AMENDMENT TO SECTION 10(d) OF THE EMPLOYMENT AGREEMENT. Section 10 of the Employment Agreement is modified by replacing existing Section 10(d) with a new Section 10(d) as follows:

(d) If Executive’s employment is terminated by the Company without Cause (and not due to the expiration and non-renewal of the Term or Executive’s death or Disability) or by Executive for Good Reason, the Company will pay her the Base Salary through the date of her termination, plus her Target Bonus based upon the average percentage of achievement of target objectives for the prior three (3) years, pro rated through the date of her termination, all minus applicable withholdings required by law or authorized by Executive, plus any unpaid reimbursement amounts for business expenses incurred through the date of termination, and, in addition, if (i) such termination results in Executive incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h); (ii) Executive has not breached this Agreement; and (iii) Executive signs and does not revoke within sixty (60) days after the termination date a general release of claims against the Company related to her employment (the “Release”), in form and substance satisfactory to the Company the Company shall:

(i) Continue to pay to Executive an amount equal to her Base Salary for a period of eighteen (18) months following such termination, plus one and one half times her Target Bonus based upon the average percentage of achievement of target objectives for the prior three (3) years, payable in eighteen (18) equal monthly payments, all minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Executive; and

(ii) Conditioned on Executive’s proper and timely election to continue her health insurance benefits under COBRA after the Termination Date, reimburse Executive’s applicable COBRA premiums for the lesser of eighteen (18) months following the Termination Date or until Executive becomes eligible for insurance benefits from another employer.

The Company shall pay the Base Salary and any pro rated Target Bonus in accordance with the Company’s regular payroll schedule, beginning within fifteen (15) days immediately following her termination. Notwithstanding the foregoing, any amount that would be payable within the 60-day period following Executive’s termination if Executive signed and did not revoke the general release on the day of her termination shall be delayed until the 61st day following Executive’s termination. The Company shall pay the COBRA payment on the first day of the month immediately following the month to which it relates, provided, however hat the Company has the right to terminate such payment of COBRA premium reimbursement to Executive and instead pay Executive a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code. Each such COBRA payment (or the lump sum payment, if applicable) shall be treated as taxable wages to Executive. The Company shall pay any other amounts due pursuant to this paragraph at the same time the amount would have been paid had Executive remained employed by the Company.

(iii) Except as provided under the terms of the Company’s employee benefit plans or as provided by that certain Change in Control Severance Agreement of even date herewith, Executive shall have no further entitlement to any other compensation or benefits from the Company.

2. REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Amendment, the provisions of the Employment Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

3. MISCELLANEOUS. This Amendment will be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles of any jurisdiction. The parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment will be binding upon and will inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date.

CEMPRA, INC.

By:	/s/ Garheng Kong, M.D., Ph.D.
Name:	Garheng Kong, M.D., Ph.D.
Title:	Chairman of the Board of Directors

EXECUTIVE

By:	/s/ Prabhavathi Fernandes, Ph.D.
Name:	Prabhavathi Fernandes, Ph.D.